VALHI, INC. COMPLETES SALE OF WASTE CONTROL SPECIALISTS LLC

DALLAS, TEXAS . . . January 26, 2018 . . . Valhi, Inc. (NYSE:  VHI) announced today that it has completed the sale of its Waste Control Specialists LLC subsidiary ("WCS") to JFL-WCS Partners, LLC ("JFL Partners"), an entity sponsored by certain investment affiliates of  J.F. Lehman & Company, for consideration consisting of the assumption of all of WCS' third-party indebtedness and other liabilities.  Additionally, all financial assurance obligations related to the WCS business, previously provided in part by Valhi and certain of its affiliates,  have been assumed by WCS or one or more of its new affiliates.

Valhi, Inc. is engaged in the titanium dioxide products, component products (security products and recreational marine components) and real estate management and development industries.

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